Exhibit 99.1

Banc of California, Inc. Declares Quarterly Dividend on

Series C Preferred Stock

Irvine, Calif. (November 22, 2013) Banc of California, Inc. (NASDAQ: “BANC”), the bank holding company for Banc of California, National Association, today announced that its Board of Directors has declared a quarterly dividend payment on its Series C Preferred Stock in the aggregate amount of $805,000.00, representing an annualized yield of 8% on the liquidation preference amount for outstanding shares. The dividend will be payable on December 16, 2013 to record holders as of December 2, 2013 of depositary shares relating to the underlying Series C Preferred Stock.

The Company’s Series C Preferred Stock is traded on the NASDAQ Global Market under the “BANC.P” symbol.

About Banc of California, Inc.

Since 1941, Banc of California, Inc. (NASDAQ:BANC) through its banking subsidiary Banc of California, National Association, has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $3.5 billion in consolidated assets and more than 60 banking locations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Vectis Strategies
Richard Herrin, (855) 361-2262	David Herbst, (213) 973-4113 x101